
                                                                     EXHIBIT 2.1









                               ASSET PURCHASE AGREEMENT

                                       Between

                                     SIEMENS PLC

                                         and

                       CTI DATA SOLUTIONS (INTERNATIONAL) LTD.


                                     Dated as of

                                   February 2, 1998


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                                  TABLE OF CONTENTS

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ARTICLE I - TRANSFER OF ASSETS AND LIABILITIES . . . . . . . . . . . . . . . .1
1.1  Purchase and Sale . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
1.2  Purchase Price. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
1.3  Payment of Purchase Price . . . . . . . . . . . . . . . . . . . . . . . .5
1.4  Allocation of Purchase Price. . . . . . . . . . . . . . . . . . . . . . .6
1.5  Assumption of Liabilities . . . . . . . . . . . . . . . . . . . . . . . .6

ARTICLE II - CLOSING . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
2.1  Closing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
2.2  Deliveries by Seller; Payment of Taxes. . . . . . . . . . . . . . . . . .7
2.3  Deliveries by Buyer . . . . . . . . . . . . . . . . . . . . . . . . . . .8

ARTICLE III - RELATED MATTERS. . . . . . . . . . . . . . . . . . . . . . . . .8
3.1  Use of Names. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
3.2  Transitional Management . . . . . . . . . . . . . . . . . . . . . . . . .8
3.3  Employee Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . .8
3.4  Actions Prior to Closing Date . . . . . . . . . . . . . . . . . . . . . .9
3.5  Actions After Closing Date. . . . . . . . . . . . . . . . . . . . . . . 10
3.6  Pensions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF SELLERS . . . . . . . . . . . 10
4.1  Organization, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . 10
4.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.3  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
4.4  Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.5  No Undisclosed or Contingent Liabilities. . . . . . . . . . . . . . . . 12
4.6  Litigation, Orders. . . . . . . . . . . . . . . . . . . . . . . . . . . 12
4.7  Title to Assets; Encumbrances . . . . . . . . . . . . . . . . . . . . . 12
4.8  Equipment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.9  Compliance with Law . . . . . . . . . . . . . . . . . . . . . . . . . . 13
4.10 Assets, Liabilities and Operations of the Company . . . . . . . . . . . 13
4.11 Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . 13
4.12 Good Title Conveyed, Etc. . . . . . . . . . . . . . . . . . . . . . . . 13
4.13 Assets Necessary to Business. . . . . . . . . . . . . . . . . . . . . . 13
4.14 Books and Records Necessary to Business . . . . . . . . . . . . . . . . 14
4.15 Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
4.16 Contracts, Commitments and Returns. . . . . . . . . . . . . . . . . . . 14
4.17 Certain Interests . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

                                       i
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
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4.18 Intellectual Property . . . . . . . . . . . . . . . . . . . . . . . . . 15
4.19 Inventory . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.20 Product Recalls . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.21 Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
4.22 Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.23 Pensions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
4.24 Real Estate.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
4.25 Competition and Trade Regulation Law.   . . . . . . . . . . . . . . . . 19
4.26 Foreign Jurisdiction. . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.27 Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
4.28 Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . 20


ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BUYER. . . . . . . . . . . . . 20
5.1  Organization, Etc.. . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.2  Authorization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
5.3  No Violation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
5.4  Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
5.5  Limitation of Liability . . . . . . . . . . . . . . . . . . . . . . . . 21

ARTICLE VI  - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION . . . . . . . . . 21
6.1  Survival of Representations . . . . . . . . . . . . . . . . . . . . . . 21
6.2  Indemnification.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
6.3  Conditions of Indemnification . . . . . . . . . . . . . . . . . . . . . 22

ARTICLE VII  - OTHER OBLIGATIONS OF SELLERS AND BUYER  . . . . . . . . . . . 23
7.1  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.2  Mail Received After Closing . . . . . . . . . . . . . . . . . . . . . . 23
7.3  Competition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
7.4  Value Added Tax . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
7.5  Directorship. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 25

ARTICLE VIII  - CONDITIONS TO OBLIGATIONS OF BUYER . . . . . . . . . . . . . 25
8.1  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . 25
8.2  Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.3  No Proceeding or Litigation . . . . . . . . . . . . . . . . . . . . . . 26
8.4  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.5  Documents . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
8.6  Consents and Approvals. . . . . . . . . . . . . . . . . . . . . . . . . 26
8.7  Adverse Change. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26

ARTICLE IX  - CONDITIONS TO OBLIGATIONS OF SELLERS . . . . . . . . . . . . . 26
9.1  Representations and Warranties. . . . . . . . . . . . . . . . . . . . . 26
9.2  Performance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 26
9.3  No Injunction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

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
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ARTICLE X  - MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.1 Commissions . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.2 Expenses; Taxes, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.3 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.4 Parties in Interest . . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.5 Entire Agreement, Amendments and Waiver . . . . . . . . . . . . . . . . 27
10.6 Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27
10.7 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
10.8 Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
10.9 Third Parties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
10.10 Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
10.11 Certain Defined Terms. . . . . . . . . . . . . . . . . . . . . . . . . 28

ARTICLE XI  - PROPERTY PROVISIONS. . . . . . . . . . . . . . . . . . . . . . 27

EXHIBIT A      Assignment
EXHIBIT B      Stock Transfer Form
EXHIBIT C      Promissory Note
EXHIBIT D      Security Agreement
EXHIBIT E      Pledge Agreement

                               ASSET PURCHASE AGREEMENT


     ASSET PURCHASE AGREEMENT, dated as of February 2, 1998, between Siemens plc, an English company ("Seller") and CTI Data Solutions (International) Ltd., an English company and a wholly-owned subsidiary of CTI Group (Holdings) Inc., a Delaware corporation ("CTIG").

     Seller is engaged in the design, development, marketing, distribution, licensing, maintenance and support of telecommunications call management software and services through its Databit division (the "Business") and owns various license and contract rights, copyrights, trademarks, trade secrets and other intellectual property and assets relating to the Business. Buyer desires to purchase, and Seller desires to sell, the Business as a going concern and all of the assets of the Business, including such intellectual property, upon the terms and conditions set forth herein. The Seller owns the entire issued share capital in Databit Limited, an English company (the "Company"), with the exception of one nominee share owned by Juergen Gehrels (the "Nominee Share"). As set forth herein, the Seller shall use its best efforts to cause the Nominee Share to be transferred to the Buyer as soon as practicable after the date of this Agreement. The Seller desires to sell, and the Buyer desires to purchase the entire issued share capital of the Company.

     Accordingly, in consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE 1.

                       TRANSFER OF ASSETS AND LIABILITIES

     1.1  Purchase and Sale.

          (a) Subject to the terms and conditions of this Agreement, on the Closing Date (as defined below), Seller will sell, convey, transfer, assign and deliver to Buyer with full title guarantee subject to any express disclosure under this Agreement, and Buyer will purchase from Seller, all of Seller's right, title and interest in and to the following assets to the extent that they are used in or relate to the operations of the Business (the "Assets"), as the same shall exist on the Closing Date:

               (i) All tangible personal property, including, but not limited to, equipment, furniture, supplies and inventory, finished goods, work-in-process and raw materials used in connection with the Business, a list of which is set forth in Schedule 1(a)(i);

               (ii) All accounts receivable and notes receivable of Seller on the Closing Date arising from the operation of the Business and the benefit of all prepaid items and deposits paid by Seller to third parties as of the Closing Date in connection with the Business, a list of which as of the date hereof, is set forth in Schedule 1(a)(ii);

               (iii) All catalogues, brochures, sales literature, promotional material and other selling material relating to the products of the Business;

               (iv) All books and records and all files, documents, papers and agreements pertaining to the Assets, the Assumed Liabilities or otherwise to the Business that are material to continuing the operating of the Business as a going concern which are held at the premises of the Business at 854 Brighton Road, Purley, Surrey;

               (v) The rights of Seller under all Contracts relating to the Business, including but not limited to the Contracts listed on any of the schedules hereto (including all Material Contracts listed in Schedule 4.17) and those entered into in the ordinary course of the Business through the Closing Date;

               (vi) All insurance proceeds from any insurance provider for any Asset that is destroyed or damaged after the date hereof and prior to the Closing, or any replacement property or asset actually acquired for such destroyed or damaged Asset unless the damage to such Asset has been taken into account in the Adjusted Closing Data Balance Sheet;

               (vii) All transferable business licenses, permits and equivalent documents relating to the Business;

               (viii) All issued and outstanding shares of capital stock of the Company, with the exception of the Nominee Share which the Seller shall use its best efforts to cause to be transferred to the Buyer, at Seller's sole cost and expense, as soon as practicable after Closing, and, in connection therewith, a Stock Transfer Form executed by the Seller;

               (ix) The goodwill of the Seller in relation to the Business together with the exclusive right for the Buyer and any assignee of Buyer to use the names "Databit" and/or any other name or style and to represent itself as carrying on the Business in succession to the Seller ("Goodwill");

               (x) The know-how and the marketing information (including that comprised in or derived from formulae, designs, specifications, drawings, component lists, manuals, instructions and catalogues) in whatever form held or used by or in the Business and relating to:

                    (1) the production of goods or the provision of services;

                    (2) the design, selection, procurement, construction, installation or use of any plant, machinery or other equipment or process;

                    (3) tooling design;

                    (4) the repair, service or rectification of products or plant;

                    (5) the procurement, processing, manufacturing, supply, storage, assembly or packing of raw materials, components or part-manufactured or finished products;

                    (6) quality control, testing or certification;

                    (7) the use and programming of any computer hardware and software; and

                    (8) all information relating to the marketing of any products or services (including customer names and lists, price lists, sales targets, sales statistics, market share statistics, marketing surveys and reports, marketing research and any advertising or other promotional materials) used by or in the Business.

               (xi) All the Seller's rights against third parties (including but not limited to rights under or in respect of warranties, representations, guarantees and indemnities) in respect of the Business of any of the Assets;

               (xii) Cash or cash equivalents in an amount equal to the amount necessary so that the Total Assets (as defined below) of the Business as of the Closing Date shall equal the Total Liabilities (as defined below) of the Business as of the Closing Date (the "Required Cash Amount"). Notwithstanding the foregoing sentence, the Required Cash Amount shall not be less than UKL 287,000. "Total Assets" and "Total Liabilities" shall have the meanings normally ascribed to such terms under United Kingdom generally accepted accounting principles; and

               (xiii) All of Seller's right, title and interest in and to all patents, trademarks and trade names, trademark and trade name registrations, service marks and service mark registrations, copyrights and copyright registrations, the applications therefor and the licenses with respect thereto relating exclusively to the Business, a list of which is set forth in
Schedule 1.1(a)(xiii), and all technology, proprietary information and know-how relating exclusively to the Business, together with the goodwill of the Business appurtenant thereto and any rights, claims or choses of action relating to or deriving from any of the foregoing together with any unregistered intellectual property used exclusively in the Business, other than the name and logo "Siemens".

          (b) Subject to Section 1.1(c), the Seller shall assign to the Buyer and the Buyer shall accept an assignment of and shall take over from the Seller at and with effect from Closing the benefit and burden of all contracts relating to the Business (the "Contracts") and the Seller will if so requested by the Buyer on or after Closing join with the Buyer in sending out a notice of assignment thereof to such of the other parties to the Contracts as the Buyer may so request, provided that nothing in this agreement:

               (1) Shall require the Buyer to satisfy any obligation requiring performance before Closing other than those obligations expressly assumed by the Buyer pursuant to this Agreement;

               (2) Shall make the Buyer liable for any act, neglect, default or omission in respect of any of the Contracts prior to Closing or for any claim, expense, loss or damages arising from any failure to obtain the consent or agreement of any third party to this Agreement or for any breach of any of the Contracts caused by this Agreement or its completion. Notwithstanding the foregoing, in the event any such third party requires a novation fee with respect to any Contract, the parties hereto hereby agree to consult with one another and to determine a mutually agreeable course of action with respect to the payment of such novation fee; or

               (3) Shall impose any obligation on the Buyer for or in respect of any product delivered by the Seller or any service performed by Seller prior to Closing other than normal warranty repairs in the ordinary course of business.

          (c) Insofar as the benefit or burden of the Contracts cannot be assigned to the Buyer except by an agreement of novation with, or consent to the assignment from, the person, firm or company concerned:

               (1) The Seller shall at the Buyer's request use all commercially reasonable efforts with the co-operation of the Buyer to procure such novation or consent;

               (2) Unless and until such Contracts shall be novated or assigned, the Seller shall hold the same in trust for the Buyer absolutely and the Buyer shall, (if such sub-contracting is permissible and lawful under the Contracts) as the Seller's agent or sub-contractor, perform all the obligations of the Seller thereunder; and

               (3) Unless and until such Contracts shall be novated or assigned, the Seller will (so far as it lawfully may) give all reasonable assistance to the Buyer to enable the Buyer to enforce its rights under such Contracts.

     1.2       Purchase Price.

          (a) The purchase price (the "Purchase Price") for the Assets shall be US $2,000,000.

          (b) As of the Closing Date, Seller shall make a good faith estimate of the Required Cash Amount. Promptly after the Closing Date, Buyer with the assistance and cooperation of personnel of the Business employed by Seller after the Closing Date (who, for these purposes, will be under the direction and supervision of Buyer), will prepare and present to Seller a balance sheet of the Business as of the Closing Date, which balance sheet shall be audited by public accountants selected by Buyer and approved by Seller, which approval shall not be unreasonably withheld (the "Adjusted Closing Date Balance Sheet"). The Adjusted Closing Date Balance Sheet shall be prepared in accordance with the same accounting methods, practices, procedures and policies, and using the same methods of estimates and judgments, used by Seller in preparing financial statements for the Business prior to Closing and shall be prepared as though the parties had not consummated the transactions contemplated by this Agreement save for the settlement of intercompany creditors which have been discharged. The Adjusted Closing Date Balance Sheet shall be delivered to Seller no later than 30 days after the Closing Date.

          (c) For the purpose of preparing the Adjusted Closing Date Balance Sheet, Buyer and its accountants shall have the right to review the work papers of Seller and its accountant utilized in preparing the financial statements related to the Business. The Adjusted Closing Date Balance Sheet shall be binding on Seller unless Seller presents to Buyer within 30 days after its receipt of the Adjusted Closing Date Balance Sheet from Buyer written notice of disagreement specifying in reasonable detail the nature and extent of the disagreement.

          (d) If Buyer and Seller are unable to resolve any disagreement with respect to the Adjusted Closing Date Balance Sheet within 15 days after Buyer receives a timely notice of disagreement, which shall be no later than 30 days after receipt by the Seller of the Adjusted Closing Date Balance Sheet, the items of disagreement alone shall be referred for final determination to KPMG, or if KPMG is unable or unwilling to make such final determination, to such other independent accounting firm as the parties shall mutually agree or, in the absence of agreement, to such other independent accounting firm as shall be nominated by the Institute of Chartered Accountants at the request of either party (KPMG or such other accounting firm is referred to herein as the "Independent Accountants"). Absent manifest error, the determination of the Independent Accountants shall be final and binding upon all parties to this Agreement. The Adjusted Closing Date Balance Sheet (or, in the event of the Adjusted Date Balance Sheet requires amendment pursuant to Section 1.2(d)(ii) and (iii) below, the Adjusted Closing Date Balance Sheet as so amended) shall be deemed to be binding on Buyer and Seller upon (i) Seller's failure to deliver to Buyer a notice of disagreement within 30 days of its receipts of the Adjusted Closing Date Balance Sheet prepared by Buyer, (ii) resolution of any disagreement by mutual agreement of the parties after a timely notice of disagreement has been delivered, or (iii) notification by the Independent Accountants of their final determination of the items of disagreement submitted to them. The fees and disbursements of the Independent Accountants shall be borne equally, one-half by Buyer and one-half by Seller.

          (e) In the event that the Required Cash Amount as reflected on the Adjusted Closing Date Balance Sheet is less than the amount of cash and cash equivalents transferred at Closing pursuant to Section 1.1(a)(xii) (the "Transferred Cash"), Buyer shall pay to Seller an amount equal to the Transferred Cash less the Required Cash Amount. In the event the Transferred Cash is less than the Required Cash Amount, the Seller shall promptly pay to Buyer an amount equal to the Required Cash Amount less the Transferred Cash.

     1.3 Payment of Purchase Price. At Closing, Buyer shall execute and deliver to Seller a promissory note (the "Note"), in substantially the form attached hereto as Exhibit C. Buyer's performance under the Note shall be guaranteed by CTIG. The principal amount of the Note shall be an amount equal to the Purchase Price. Interest on the principal amount of the Note shall be calculated at the rate of ten percent (10%) per annum and shall be paid quarterly in arrears. The principal amount of the Note shall be due and payable three (3) years from the date of the Closing; provided, however, that CTIG shall use commercially reasonable efforts to sell, within twelve (12) months of Closing, its United States telemanagement service bureau and that the net cash proceeds from such sale whenever concluded up to an amount equal to the Required Cash Amount shall be immediately paid to the Seller and shall, as soon as practicable following the date of such sale, be applied to reduce the then outstanding principal amount of the Note. Contemporaneously with the execution and delivery of the Note, the Buyer shall cause CTIG to execute and deliver to the Seller a security agreement (the "Security Agreement") and Pledge Agreement (the "Pledge Agreement"), in substantially the form attached hereto as Exhibits E and F, respectively. The Security Agreement shall grant the Seller a security interest (the "Security Interest") in the assets of CTIG subject and subordinate in priority only to any then existing security interests with respect to such assets and the security interests to be granted to a banking institution in connection with debt financing of the Business or CTIG. The Pledge Agreement shall pledge CTIG's ownership interest in the equity securities of the Buyer and of each of the following wholly-owned subsidiaries of CTIG: (i) CTI Delaware Holdings, Inc., (ii) CTI Soft-Com, Inc., (iii) Plymouth Communications, Inc., and (iv) Telephone Budgeting Systems, Inc. Buyer shall also execute and deliver to Seller a debenture (the "Debenture") and any other document necessary to grant the Seller a charge over the Assets under the laws of the United Kingdom.

     1.4 Allocation of Purchase Price. The consideration provided for in Section 1.2 of this Agreement and the Assumed Liabilities shall be allocated among the Assets as set forth on Schedule 1.4 subject to subsequent verification by the Buyer's independent auditors.

     1.5 Assumption of Liabilities. Subject to the terms and conditions of this Agreement, at the

Closing, Buyer shall assume and agree to perform, pay or discharge the liabilities and obligations of the Seller and the Company related to the Business set forth on Schedule 1.5 including all liabilities associated with the Contracts and all accounts payable set forth on the Adjusted Closing Date Balance Sheet (as defined below) (the "Assumed Liabilities"). Except as set forth in this Section 1.5, Buyer shall not assume or be responsible for any liabilities or obligations of Seller or the Company. Following the Closing, Seller shall perform, pay or discharge all liabilities and obligations relating to the Business, other than the Assumed Liabilities, that arose or relate to events occurring prior to the Closing, including (i) all claims relating to products sold or distributed by the Company prior to the Closing Date with the exception of warranty repairs in the ordinary course of business and (ii) all liabilities and obligations of Seller or the Company to employees, agents, representatives or similar persons under any oral or written agreement, arrangement, benefit plan, insurance policy or other program except as provided in the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended. Other than the Assumed Liabilities, the Seller shall continue to be responsible for all debts payable by and claims outstanding against the Business at Closing or arising by reason of anything done or omitted to be done prior to Closing including all moneys, wages (including accrued holiday pay), taxes, rent and other expenses accrued as at Closing or in respect of any deed, matter, act or thing done or occurring up to that time, and, other than the Assumed Liabilities, this Agreement shall not operate to transfer to the Buyer or shall be construed as an acceptance by the Buyer or shall make the Buyer liable for any debts, liabilities or obligations in respect of any assets of the business not purchased by the Buyer or in respect or anything done or omitted to be done before Closing in the course of or in connection with the Business or otherwise in respect of any asset of the Business not transferred under this Agreement. All amounts payable or receivable in respect of the Business which are of a periodical nature including rents, rates, insurance premiums, petrol, gas, water, electricity and telephone charges, royalties and other outgoings or receipts relating to the Business shall (unless otherwise expressly agreed) be apportioned between the Seller and the Buyer as at Closing on the day to day basis.

                                   ARTICLE 2.

                                    CLOSING

     2.1 Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Seller at
Siemens House, Oldbury, Bracknell, Berkshire, UK, RG12 8FZ on February 2,
1998 or such other time and date as Buyer and Seller may agree.   The date on
which the Closing actually occurs is referred to herein as the "Closing Date."

     2.2  Deliveries by Seller; Payment of Taxes.

          (a) At the Closing, Seller shall deliver to Buyer (unless delivered previously), the following:

               (1)  executed counterparts of any consents referred to in
Section 8.6;

               (2) all books and records (including all computerized records and other computerized storage media and the software used in connection therewith) of the Business (collectively, "Books and Records") which are located at the premises of the Business at 854 Brighton Road, Purley, Surrey including all Books and Records relating to the purchase of materials, supplies and services for the

Company or Business, dealings with customers and distributors of the Company or Business, and employees of the Company or Business;

               (3) a Stock Transfer Form, in the form attached hereto as Exhibit B, relating to the share capital of the Company, certificates representing all outstanding share capital of the Company, with the exception of the Nominee Share which the Seller shall use its best efforts to cause to be transferred to the Buyer, at Seller's sole cost and expense, as soon as practicable after Closing, and the resignations of all members of the Board of Directors of the Company at the time immediately prior to Closing;

               (4) assignments with respect to the trademarks, trade or service names and marks, assumed names and copyrights and all applications therefor as set forth on Schedule 1.1(a)(xii) in substantially in form of Exhibit A hereto (collectively, the "Assignment"); and

               (5) all documents containing or relating to intellectual property to be purchased by CTI Delaware pursuant to this Agreement.

               (6) such other good and sufficient instruments of conveyance and transfer as shall be necessary to vest in Buyer good and valid title to the Assets (collectively, the "Other Instruments"), free and clear of all liabilities, obligations, claims, liens and encumbrances (whether absolute, accrued, contingent or otherwise) , except the Assumed Liabilities (as defined below) and all other previously undelivered documents, instruments and writings required to be delivered by Seller or the Company to Buyer at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

     2.3  Deliveries by Buyer.

          (a) At the Closing, Buyer shall deliver to Seller (unless delivered previously), the following:

               (1) the Note, the Security Agreement, the Pledge Agreement and the Charge Agreement; and

               (2) all other previously undelivered documents, instruments and writings required to be delivered by Buyer to Seller at or prior to the Closing pursuant to this Agreement or otherwise required in connection herewith.

                                   ARTICLE 3.

                                RELATED MATTERS

     3.1 Use of Names. After the Closing, the Seller shall not use the name "Databit" or any variant or derivative thereof. Buyer shall not, after the Closing Date, use the name or logo "Siemens" with the exception that the Buyer shall be permitted, for a period of three months from the Closing Date only, to use documentation which contains the name or logo "Siemens" provided that such documentation was generated prior to Closing and the Buyer made it clear to third parties to whom such documentation may be submitted that the Business and the Company are no longer owned or operated by Seller.

     3.2 Transitional Management. The Seller shall use all reasonable efforts to ensure that Robin Williams, Managing Director shall provide consulting services to the Business for the 30 days immediately following the Closing Date. The Seller shall not be under any liability, whether arising in contract, tort or otherwise, for the acts or omissions of Robin Williams for such period with the exception that the Seller shall indemnify Buyer for any loss, damage or expense resulting from any claim made or proceeding brought by Robin Williams in connection with the consulting services provided by Robin Williams to the Buyer or his employment with the Seller. The Seller shall also use its best efforts to cause Robin Williams to deliver a letter to the Buyer prior to Closing affirmatively representing that, as of Closing, Robin Williams is no longer employed by the Business.

     3.3  Employee Matters.

          (a) It is hereby agreed by the parties that this Agreement is governed by the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended, (the "Regulations") and that in accordance with the Regulations the contracts of employment of each of the persons employed by the Seller in the Business at Closing, being those whose names are set out in Schedule 4.2.3 ("Employee") shall have effect after Closing as if originally made between each of the Employees and the Buyer respectively (save to the extent that such contracts relates to any occupational pension scheme).

          (b) The parties hereby acknowledge that each of the Seller and the Buyer will comply with and fulfill their respective obligations under the Regulations including (but not limited to) their obligations to provide information to and consult with all relevant trade union bodies (if any).

          (c) Immediately following Closing the Seller will, at the cost of the Buyer, join with the Buyer in sending out a notice in a form agreed between them to the Employees confirming the transfer of their contracts of employment to the Buyer and stating that, save as to the identity of their employer (and save in respect of any occupational pension scheme rights) and such other amendments to which the Employees may expressly have agreed, all the terms of their employment shall remain the same.

          (d)  Subject to Section 3.3(e):

               (1) All liabilities in relation to the Employees in respect of the period prior to Closing shall be discharged by the Seller and the Seller shall indemnify the Buyer in respect thereof; and

               (2) All liabilities in relation to the Employees in respect of the period after

Closing shall be discharged by the Buyer and the Buyer shall indemnify the Seller in respect thereof.

          (e) The Seller hereby undertakes to and covenants with the Buyer to indemnify and keep indemnified the Buyer from and against all and any liabilities, damages, costs, claims, charges and expenses incurred by the Buyer in connection with or arising out of the transfer or purported transfer of the contracts of employment or other employment related rights of:

               (1) the Employees, to the extent that such liabilities arise from any matters relating to the period prior to Closing, except as provided in the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended.; and

               (2) any persons employed in the Business other than the Employees including (but without prejudice to the generality of the foregoing) any claims brought by such persons for wrongful or unfair dismissal or redundancy arising therefrom or in connection therewith or at any time thereafter.

     3.4 Actions Prior to Closing Date. Between the date of this Agreement and the Closing Date:

          (a) Seller shall conduct the Business in the ordinary course, consistent with past practices, and will use all reasonable efforts to preserve the present relationships of Seller with persons having relationships related to the Assets;

          (b) Seller will not, without Buyer's written consent, (i) sell or dispose of (or agree to sell or dispose of) any Assets having a value of UK L5,000 or more, or (ii) negotiate, modify, terminate or renew any material term or condition of any Contract or enter into any agreement which as of the Closing Date will be a Contract;

          (c) Seller and Buyer will use their respective best efforts to cause their respective obligations hereunder to be satisfied;

          (d) Seller and Buyer shall promptly notify the other of any breach by either of them of any of their representations, warranties, covenants or agreement contained herein; and

          (e) Seller shall not create, assume, incur or suffer, or cause to exist, or permit to be created, assumed, incurred or suffered any pledge, mortgage, lien, assignment or other claim or encumbrance of any kind whatsoever upon any of the Assets except as expressly disclosed to the Buyer under the Agreement.

     3.5  Actions After Closing Date.

          (a) Upon or as soon as possible after Closing the Seller will at the request of the Buyer join with the Buyer in sending out a notice in such form as may be agreed between them to all the suppliers, clients and customers of the Business and such other persons as the Buyer may require informing them of the transfer of the Business.

          (b) On receiving on or after Closing any notices, correspondence, information, orders or enquiries relating to the Business or any monies or other items relating to the Business, the Seller will immediately pass them to the Buyer and title in them shall vest in the Buyer.

          (c) The Seller will take all reasonable steps, for two years after the Closing, to encourage any and all customers of the Business, who will also be affiliates of the Seller after Closing, to deal with the Buyer in place of the Seller in relation to the Business.

     3.6 Pensions. The provisions of Schedule 3.6 shall have effect as if set out herein in full.

                                   ARTICLE 4.

                  REPRESENTATIONS AND WARRANTIES OF SELLERS

     Seller represents and warrants to Buyer as follows:

     4.1 Organization, Etc. The Company is a company duly organized, validly existing in good standing under the laws of the United Kingdom. Set forth on Schedule 4.1 is a true, correct and complete description of the authorized and issued shares of capital stock of the Company, including the number of shares owned by Seller and any other parties. The Seller has the corporate power and authority to conduct the Business as it is currently being conducted and to own and lease the property and assets that it now owns and leases. The copies of the organizational documents of Seller and the Company, as previously delivered to Buyer by Seller are complete and correct copies of such instruments as currently in effect.

     4.2  Authorization.

          (a) The Seller has all requisite corporate power and authority to enter into, execute, deliver and consummate the transactions contemplated by this Agreement and any instruments and agreements contemplated herein required to be executed and delivered by it pursuant to this Agreement, including the Assignment, the Stock Transfer Form and the Other Instruments, as the case may be (collectively, the "Related Instruments"). The board of directors and shareholders of the Seller have taken all action required, if any, by law, the articles of incorporation, bylaws or other governing documents of Seller or otherwise to authorize the execution and delivery of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby. No other corporate act or proceeding on the part of Seller is necessary to authorize this Agreement or any of the Related Instruments or the transactions contemplated hereby or thereby. This Agreement is, and each of the Related Instruments, when executed and delivered to Buyer by Seller at the Closing, will be, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

          (b) The Seller has previously delivered to Buyer true and complete copies, certified by the Secretary of the Seller, of the resolutions duly and validly adopted by the board of directors of the Seller evidencing the authorization of the execution and delivery of this Agreement and the Related Instruments and the consummation of the transactions contemplated hereby and thereby, which resolutions have not been modified, revoked or rescinded in any respect.

     4.3 No Violation. Neither the execution and delivery by Seller of this Agreement or any of the

Related Instruments, nor the consummation by Seller of the transactions contemplated hereby or thereby, will violate any provision of the laws of the United Kingdom or any other applicable law, or the articles of incorporation, bylaws or other governing documents of Seller, or, except as set forth on
Schedule 4.3, violate, conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the Assets under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind to which Seller is a party or by which Seller may be bound or affected or to which any of the Assets may be subject, or violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority, except for violations that would not have a material adverse effect on Seller's business, assets, earnings or prospects; provided, however, that, subject to the breach of any representation contained in Section 4.16 hereof, nothing in this Agreement shall make Seller liable to Buyer for the termination of any agreement by a third party where such termination was in compliance with such agreement.

     4.4  Financial Statements.

          (a) The Seller has previously delivered to Buyer (i) a balance sheet of the Business at September 30, 1997 (the "Balance Sheet") and (ii) statements of income for each of the years ended September 30, 1994, September 30, 1995, September 30, 1996 and September 30, 1997, which have been incorporated into the financial statements of the Seller for the applicable periods and certified by KPMG Peat Marwick or Price Waterhouse, certified public accountants. Such financial statements fairly present the assets, liabilities and financial condition of the Business as of the respective dates thereof and such statements of income fairly present the results of operations of the Business for the periods referred to therein, all in accordance with United Kingdom generally accepted accounting principles consistently applied throughout the periods involved, except as otherwise specifically disclosed therein.

          (b) The Seller has previously delivered to Buyer (i) an unaudited balance sheet of the Business at December 30, 1997 (the "December Balance Sheet") and (ii) unaudited statement of income for the two-month period then ended, each certified by the chief financial officer of the Business to the effect set forth in this Section 4.4(b). Such balance sheet fairly presents the assets, liabilities and financial condition of the Business as of the respective dates thereof and such statement of income fairly presents the results of operations of the Business for the period referred to therein, each in accordance with United Kingdom generally accepted accounting principles consistently applied throughout the period involved, except as otherwise specifically disclosed therein, in each case subject to normal year-end-adjustments.

     4.5 No Undisclosed or Contingent Liabilities. Except as disclosed in this Agreement, Schedule 4.5 or any schedule hereto, Seller has no material liabilities or obligations relating to the Assets or the Business of any nature (whether absolute, accrued, contingent or otherwise and whether due or to become due) that are not fully reflected on Schedule 1.5, and, to Seller's knowledge, there is no basis for the assertion against either Seller of any material liability or obligation of any nature whatsoever with respect to the Assets or the Business not fully reflected on such Schedule.

     4.6 Litigation, Orders. Except as set forth in Schedule 4.6, there are no claims, actions, suits, proceedings, investigations or inquiries pending before any court, arbitrator or governmental or regulatory official or office, or, to the knowledge of Seller, threatened against or affecting the Business, the Assets or questioning the validity of this Agreement, the transactions contemplated hereby, at law or in equity, before or by any applicable governmental authority; nor, to the knowledge of Seller, is there any valid basis for any such claim, action, suit, proceeding, inquiry or investigation. Except as set forth in Schedule 4.6, no claim, action, suit, proceeding, inquiry or investigation set forth in such section would, if adversely decided, have a material adverse effect on the operations, condition (financial or otherwise), liabilities, assets, earnings, working capital or prospects of the Business. Seller is not subject to any judgment, order or decree entered in any lawsuit or proceeding that has had or may have a material adverse effect on the Assets or the Business or on its ability to acquire any property for the use or benefit of the Business or to conduct the Business in any area.

     4.7 Title to Assets; Encumbrances. Except as disclosed on Schedule 4.7, Seller has good and valid title to all of the Assets. Since the Balance Sheet Date, neither Seller nor the Company has purchased any material amount of assets relating to the Business. All of the Assets are free and clear of all title defects or objections, liens, claims, charges, security interests or other encumbrances of any nature whatsoever, including leases, chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements.

     4.8 Equipment. Except as set forth on Schedule 4.8, the tangible Assets have no known material defects and all such Assets are in good operating condition and repair (ordinary wear and tear excepted) and are adequate for their current uses; and none of such Assets is in need of maintenance or repairs except for ordinary routine maintenance and repairs that are not material in nature or cost.

     4.9 Compliance with Law. Seller and the Company are currently in compliance in all material respects in respect of the operations, practices, equipment and other assets relating to the Business, and all other material aspects of the Business, with all applicable material laws (whether statutory or otherwise), rules, regulations, orders, ordinances, judgments, decrees, writs and injunctions of all applicable governmental authorities (collectively, "Laws"), including all Laws relating to the safe conduct of the Business, antitrust, taxes (except as otherwise noted in Schedule 1.5), consumer protection, currency exchange, equal opportunity, pension, securities and trademark and copyright; and Seller has not received notification in the last three years of any asserted present or past failure to so comply which have not been rectified.

     4.10 Assets, Liabilities and Operations of the Company. As of the date hereof, and at all times from the date hereof until the Closing Date, other than as set forth on Schedule 4.10 or elsewhere in any schedule referred to in this Agreement, the Company has no assets or liabilities, and will not have any assets or liabilities, and is not currently, and will not be, actively transacting business.

     4.11 Consents and Approvals. Except for consents and approvals that have been obtained as listed on Schedule 4.11, Seller is not required to obtain, transfer or cause to be transferred any consent, approval, license, permit or authorization of, or make any declaration, filing or registration with, any third party or any governmental authority in connection with (a) the execution and delivery by Seller of this Agreement or the Related Instruments, (b) the consummation by Seller of the transactions contemplated hereby or thereby, (c) the ownership and operation by Buyer of the Assets or
(d) the conduct by Buyer of the Business as conducted by the Seller and the Company on the date hereof.

     4.12 Good Title Conveyed, Etc. Seller has complete and unrestricted power and the unqualified right to sell, assign, transfer and deliver to Buyer, and upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to, the Assets, free and clear of all mortgages, pledges, liens, security interests, conditional sales agreements, encumbrances or charges of any kind, except as set forth on
Schedule 4.12. The Related Instruments, when duly executed and delivered by Seller, as the case may be, to Buyer at the Closing, will effectively vest in Buyer good and valid title to all of the Assets.

     4.13 Assets Necessary to Business. The Assets constitute all of the assets, properties, licenses, intellectual property and other agreements that are currently being used in the Business and include all assets, properties, licenses, and intellectual property and other agreements necessary to permit Buyer to conduct the Business in the same manner that it has been conducted during the six (6) months prior to the date hereof.

     4.14 Books and Records Necessary to Business. The books and records of the Business located at the premises of the Business at 854 Brighton Road, Purley, Surrey, and which are to be delivered by Seller to Buyer pursuant to this Agreement, constitute all of the books and records currently used in the Business and include all books and records necessary to permit Buyer to conduct the Business in the same manner that it has been conducted during the six (6) months prior to the date hereof.

     4.15 Insurance. Schedule 4.15 contains an accurate and complete list of all policies of fire, medical, life, liability, product liability, workmen's compensation, health and other forms of insurance currently in effect with respect to the Business or the Assets. All such policies are in full force and effect, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation, termination or non-renewal has been received with respect to any such policy. Such policies are sufficient for compliance with all requirements of law and of all agreements to which the Seller is a party; are valid, outstanding and enforceable policies; and provide adequate insurance coverage for the Assets and the Business. Except as set forth in Schedule 4.15, no risks with respect to the Business have been designated by Seller as being self-insured.
 Seller has not been refused any insurance in connection with the Business nor has its coverage been limited by any insurance carrier to which it has applied for such insurance or with which it has carried such insurance in the last three years.

     4.16 Contracts, Commitments and Returns.  Except as set forth in
Schedule 4.16:

          (a) Seller is not a party to or bound by any material contracts or commitments, including, without limitation, license, purchase, sale, distribution, employment and maintenance agreements relating to the Business (collectively the "Contracts"). Sellers have provided Buyer with, or access to, true and complete copies of each Contract and true and accurate summaries of any oral contract except as specifically set forth on Schedule 4.16. No Contract requires payments in excess of UKL10,000 by any party thereto and all contracts will be, following the Closing, cancelable by Buyer on notice of no longer than thirty (30) days;

          (b) Subject to obtaining any requisite consents of third parties, the enforceability of the contracts and commitments referred to in Section 4.16(a) will not be affected in any manner by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby;

          (c) Except as with respect to employees of the Business, Seller is not a party to or bound by any contracts or commitments relating to the Business with officers, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers, except as provided in the Transfer of Undertakings (Protection of Employment) Regulations 1981, as amended, that are not cancelable by it on notice of not longer than 30 days and without liability, penalty or premium or any agreement or arrangement providing for the payment of any bonus or commission based on sales or earnings;

          (d) Except as set forth on Schedule 4.16, Seller is not a party to or bound by any employment agreement or any other agreement relating to the Business that contains any severance or termination pay liabilities or obligations;

          (e) No breach or default or event or condition that, with the giving of notice or, to the Seller's knowledge, the passage of time or both would become a breach or default, exists under any contract, agreement or commitment relating to the Business on the part of Seller or, to Seller's knowledge, on the part of any other party thereto; and

          (f) As of the date of this Agreement, the aggregate of all accepted and unfilled orders for the sale of products entered into by the Seller and related to the Business does not exceed UKL1,000,000, and the aggregate of all contracts or commitments for the purchase of supplies by the Seller related to the Business does not exceed UKL200,000, all of which orders, contracts and commitments were made in the ordinary course of business and consistent with past practice. As of the date of this Agreement, there are no claims against the Seller with respect to the Business to return products by reason of alleged overshipments, defective products or otherwise, or of products in the hands of customers under an understanding that such products would be returnable.

     4.17 Certain Interests. Neither Seller nor the Company has (a) any direct or indirect interest (other than the ownership of less than one percent of the outstanding securities of a publicly held company) in any corporation or business that is involved in or competes with the Business or
(b) any direct or indirect interest in any property or assets used by, or relating to, the Business, except through the ownership of Seller's or the Company's capital stock.

     4.18 Intellectual Property.  Except as set forth on Schedule 4.18:

          (a) Seller owns, free and clear of all liens, mortgages, security interests, charges and encumbrances and has good and merchantable title to, or holds adequate licenses or otherwise possesses all rights to use all patents, trademarks, service marks, trade names, copyrights (including any applications for any of the foregoing), inventions, discoveries, processes, know-how, trade secrets, scientific, technical, engineering and marketing data, object and source codes, and techniques used or currently proposed to be used in the conduct of the Business as now conducted or currently proposed to be conducted, including, without limitation, any and all of the foregoing related to "Claire Pro", "Claire Six", "Claire 2000", "CS6 Win", "Genilog Pro", "Claire Trade" and "Call Finder" (collectively, the "Intellectual Property").

          (b) Schedule 1.1(a)(xiii) contains an accurate and complete list of (i) all such material patents, trademarks, trade names, service marks and copyrights, and all applications therefor and, with respect to registered items, contains a list of all jurisdictions in which such items are registered and all registration numbers; (ii) all licenses, permits and other agreements relating thereto; and (iii) all agreements relating to any of the Intellectual Property that Seller is licensed or authorized to use by others. The patents, trademarks and copyrights constituting a part of the Intellectual Property are valid, subsisting and enforceable, and are duly recorded in the name of the Seller or the Company.

          (c) To the Seller's knowledge, Seller has the sole and exclusive right, except where the failure of such sole and exclusive right does not and could not reasonably be expected to have a material adverse effect on the Business, to use the patents, service marks and copyrights included in the Intellectual Property and, to Seller's knowledge, the trademarks and tradenames included in the Intellectual Property, in each case in all jurisdictions in which the Business is conducted or currently proposed to be conducted or in which any products of the Business are distributed or proposed to be distributed, and the consummation of the transactions contemplated hereby will not alter or impair any such rights.

          (d) No claims which could reasonably be expected to have an adverse effect on the Business have been asserted by any person challenging or questioning the ownership, validity, enforceability or use by Seller of any of the Intellectual Property and, to the knowledge of Seller, there is no valid basis for any such claim, and, to the knowledge of Seller, the use or other exploitation of the Intellectual Property by Seller does not infringe on or dilute the rights of any person; and, to the knowledge of Seller, except as identified on Schedule 4.18(d), no other person is infringing on the rights of Sellers with respect to any of the Intellectual Property.

          (e) Sellers have taken reasonable security measures to protect the secrecy, confidentiality and value of their trade secrets and other confidential information.

          (f) Sellers have delivered or made available to Buyer all material documents with respect to any invention process, design, computer program or other know-how or trade secret included in the Intellectual Property.

     4.19 Inventory. All inventory of the Business, whether reflected on the Balance Sheet or subsequently acquired, consists of a quality and quantity usable and salable in the ordinary course of business, except for inventory that is obsolete or of substandard quality or excess quantity, all of which has been written down on the December Balance Sheet to realizable market value.

     4.20 Product Recalls. There have been no product recalls, stop sales or withdrawals with respect to any of the products of the Business during the three-year period preceding the date of this Agreement and the Seller has no reason to believe that such action would have been reasonably appropriate.

     4.21 Labor Matters.  Except as set forth in Schedule 4.21:

          (a) The Seller, with respect to the Business, has for the past three years and is currently complying in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice;

          (b) There is no unfair labor practice charge or complaint against the Seller, with respect to the Business, pending or, to the knowledge of Seller, threatened before any governmental agency, body or regulatory authority nor is there any basis for any such charge or complaint;

          (c) There is no labor strike, slowdown or work stoppage pending or, to the knowledge of Seller, threatened against the Business;

          (d) The Seller, with respect to the Business, has not experienced any significant work stoppages or been a party to any proceedings before any governmental agency, body or regulatory authority involving any significant issues for the past three years or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the past three years; and

          (e) There is no charge or complaint pending or, to the knowledge of Seller, threatened against the Business before any governmental agency, body or regulatory authority. No employees of the Business are represented by any labor union and there is no collective bargaining agreement in effect with respect to such employees. During the past two years, to the knowledge of Seller, no labor union has engaged in any organizing activities with respect to the employees of the Business.

          (f) Schedule 4.21(f) contains the names of all present employees employed in the undertaking comprising the Business, all of them are employed by the Seller and Buyer has had access to accurate details of the commencement date of their employment, their wages or salaries and the terms of their employment and no such employee has given notice of termination of his employment.

          (g) The basis of the remuneration payable and benefits to be provided to the Employees is and the other terms of their engagement are the same as that or those in force at the date of the December Balance Sheet. The Seller is under no contractual or other obligation, nor has it made any provision, to increase the rates of remuneration of, any of the Employees at any future date.

          (h) All profit sharing, incentive and bonus or other similar arrangements applicable to any of the Employees (whether legally binding or not) are disclosed in Schedule 4.21(h)

          (i) All outstanding contracts of service with the Employees may be terminated by not more than three months notice, without giving rise to any claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal). There are no contracts of service in existence which provide for compensation to be payable on a change of ownership of the Business. The attention of all the Employees has been drawn to those terms of their employment as requires by the Employment Rights Act 1996.

          (j) No moneys or benefits other than in respect of contractual emoluments are payable to any of the Employees.

          (k) The Seller has no agreement or arrangement (binding or otherwise) with, or commitment to, any trade union, staff association or other body representing the Employees or any of them, and does not recognize any trade union or other body representing the Employees or any of them for negotiating purposes.

          (l) There are no express terms of employment other than as recorded in the written contracts of employment detailed in Schedule 4.21(l) and there exist no customs, practices, arrangements or agreements for the payment to Employees of redundancy payments other than those due under the Employment Rights Act 1996.

     4.22 Taxes.

          (a) The Seller (with respect to the Business) and the Company have complied with all their obligations under the legislation and regulations relating to value added tax and is not and do not expect to be involved in any dispute with HM Customs and Excise or other appropriate fiscal authority concerning any matter likely to affect the Business or any of the Assets in any way.

          (b) All documents (other than those which have ceased to have any legal effect) to which the Seller (with respect to the Business) or the Company or any of their Affiliates is a party and which are material to the title to the Assets have been duly stamped.

          (c) All value added tax payable upon the importation of goods, and all excise duties payable to HM Customs and Excise payable in respect of the Assets (including the Inventory), have been paid in full, and none of the Assets is liable to confiscation or forfeiture.

     4.23 Pensions.

          (a) Save in respect to the Siemens Benefits Scheme (the "Scheme"), the Seller:

               (1)  has no obligation (whether legally binding or not):

                    (a)  to pay any pension; or

                    (b) to make any other payment after retirement, death or during periods of sickness or disability (whether of a temporary or permanent nature); or

                    (c) otherwise to provide "relevant benefits" (within the meaning of Section 612 of the Income and Corporation Taxes Act 1988 ("ICTA")) to, or in respect of any Employee or wife or dependant of any Employee; and

               (2) is not a party to or obliged to contribute to any scheme or arrangement having as its purpose or one of its purposes the making of any such payments or the provision of any such benefits.

          (b) No change in the benefits currently being provided under the Scheme has been announced by the Seller or is being considered by it.

          (c) No undertaking or assurance has been given to any person who is now or has been employed in the Business or wife or dependant of such person as to the continuation or introduction or improvement of any benefits referred to in this warranty which the Buyer or the Seller would be required to implement in accordance with good industrial relations practice whether or not there is any legal obligation to do so.

          (d) Full details of the Scheme have been disclosed to the Buyer and accurate, up-to-date and complete copies of the following documents are annexed to this agreement:

               (1)  all documents constituting or relating to the Scheme;

               (2)  a full list of all Employees who are active members;

               (3) the names and addresses of the trustees and of the actuary of the Scheme; and

               (4)  the latest actuarial valuation and report.

     All information which has been made available to the Buyer or its advisers on or before the date of this Agreement is true complete accurate and fairly presented.

          (e) The Scheme is an "exempt approved scheme" (within the meaning of Chapter I of Part XIV of ICTA) and has at all times complied with and been administered in accordance with all applicable laws, regulations and requirements, including the requirements of the Inland Revenue for continued approval as an exempt approved scheme and of trust law. There is no reason why approval of the Scheme by the Board of Inland Revenue should be withdrawn.

          (f) The provisions of the Scheme do not discriminate between male and female members as regards eligibility, the rate of contributions, the amount of any benefits provided or the date on or from which such benefits will or may be provided.

     4.24 Real Estate.

          (a) The Properties in Article XI are the only properties presently occupied or otherwise used as part of or in connection with the Business.

          (b) The Properties are not subject to the payment of any outgoings other than usual rates, water rates and sums reserved by the relevant lease.

          (c) The Seller has not been involved in any disputes of any kind affecting any of the Properties.

     4.25 Competition and Trade Regulation Law.

          (a) The Seller is not and has not been a party to, and is not and has not been concerned in, any agreement or arrangement, and is not and has not been conducting itself (whether by omission or otherwise), in connection with the Business, in a manner which:

               (1) has been or is required to be registered under, or in respect of which any undertaking has been given by, or any order made against, the Seller pursuant to, the Restrictive Trade Practices Act 1976;

               (2) contravenes the provisions of the Resale Prices Act 1976 or in respect of which an undertaking has been given by, or an order made against, the Seller pursuant to that Act; or

               (3) in any jurisdiction in which the Seller has business assets, or carries or intends to carry on business, or where the activities of the Business may have an effect, infringes Article 85 or 86 of the Treaty of Rome, or any other anti-trust, anti-cartel or similar legislation, is registerable, unenforceable or void, or renders the Seller liable to civil, criminal or administrative proceedings under such legislation, and the Seller has not given any undertaking to or received any request for information from, nor is it subject to any order of or investigation by, any court or governmental authority (including without limitation any national competition authority and the Commission of the European Economic Community) under such legislation.

     4.26 Foreign Jurisdiction. Other than as set forth on Schedule 4.26, any licenses, consents, authorizations, or approvals required to operate the Business in the manner currently being operated in any jurisdiction where the Business is currently conducting operations, and the failure of which would have a material adverse effect on the Business, have been obtained by the Seller and will continue in full force and effect notwithstanding the execution of this Agreement and the sale of the Assets contemplated thereby.

     4.27 Disclosure. No representation, or warranty or statement by Seller contained in this Agreement (including the Schedules and Exhibits hereto) contains or will at Closing contain any untrue statement of a material fact, or omits or will at Closing omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     4.28 Limitation of Liability. The parties hereto hereby agree that the liability of the Seller under this Agreement is limited as set forth in Section
6.2 of this Agreement.

                                   ARTICLE 5.

                    REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Sellers as follows:

     5.1 Organization, Etc. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the United Kingdom. CTIG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Copies of the organizational documents of Buyer and CTIG have been delivered to Sellers, and such copies are complete and correct and in full force and effect on the date of this Agreement.
Buyer is duly qualified to do business and is in good standing as a foreign corporation in all jurisdictions where the character of its properties or the nature of its activities makes such qualification necessary and where the failure to be so qualified would have a material adverse effect on the business or financial condition of Buyer and its subsidiaries on a consolidated basis.

     5.2 Authorization. Buyer has all requisite power and authority to execute, deliver and consummate the transactions contemplated by this Agreement. Buyer has taken all action required by law and their organizational documents or otherwise to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby. No other act or proceeding on the part of Buyer is necessary to authorize this Agreement or the transactions contemplated hereby or thereby. This Agreement is, when executed and delivered to Seller by Buyer at the Closing, will be, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms.

     5.3 No Violation. Neither the execution and delivery by Buyer of this Agreement, nor the consummation by Buyer of the transactions contemplated hereby or thereby, will violate any provision of the laws of the United
Kingdom or the organizational documents of Buyer or violate, conflict with, or constitute a default (or an event or condition which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or cause the acceleration of the maturity of any liability or obligation pursuant to, or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the property or assets of Buyer under any note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Buyer is a party or by which Buyer may be bound or affected or to which any of the property or assets of Buyer may be subject, or violate any statute or law or any judgment, decree, order, writ, injunction, regulation or rule of any court or governmental authority.

     5.4 Disclosure. No representation, warranty or statement by Buyer contained in this Agreement (including the Schedules and Exhibits hereto) contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading.

     5.5 Limitation of Liability. The parties hereto hereby agree that the liability of the Seller under this Agreement is limited as set forth in Section
6.2 of this Agreement.


                                   ARTICLE 6.

                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

     6.1 Survival of Representations. All representations, warranties and agreements made by any party to this Agreement or pursuant hereto shall survive the Closing hereunder and any investigation made by or on behalf of any party hereto for a period of three years following the Closing Date.

     6.2  Indemnification.

          (a) Subject to the terms and conditions of this Article VI, Seller shall indemnify, defend and hold harmless Buyer, at any time after consummation of the Closing, from and against all demands, claims, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses, including interest, penalties and reasonable attorneys' fees and expenses (collectively, "Damages"), asserted against, resulting to, imposed upon or incurred by Buyer, or any of their affiliates, directly or indirectly, by reason of or resulting from (i) liabilities or obligations of Seller (whether absolute, accrued, contingent or otherwise) existing as of the Closing or arising out of facts, conditions or circumstances existing at or prior thereto (excluding the Assumed Liabilities), whether or not such liabilities, obligations or claims were known at the time of the Closing; (ii) a breach of any representation, warranty or agreement of either Seller contained in or made pursuant to this Agreement;
(iii) any tax claim asserted against Buyer, with respect to any taxes relating to Seller's operations or properties on or prior to the Closing Date, except to the extent expressly included in the Assumed Liabilities; (iv) any liability, except for the Assumed Liabilities under any plant closing, bulk sales or similar law (collectively, "Claims"). Other than any Claim under (i) above, the Seller's liability under this Section 6.2(a) shall not, in aggregate, exceed an amount equal to the sum of all payments of principal and interest under the Note made by the Buyer to the Seller. Seller shall not be liable for any Claim unless it exceeds UKL5,000, and Buyer shall not bring a Claim for indemnity under this Article VI until the aggregate of all Claims exceeds UKL50,000 at which time Buyer may bring a claim for indemnity for all such Claims, including, without limitation, the initial UKL50,000 of Claims.

          (b) Subject to the terms and conditions of this Article VI, Buyer shall indemnify, defend and hold harmless Seller at any time after consummation of the Closing, from and against all Damages asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of or resulting from (i) the Assumed Liabilities, (ii) a breach of any representation, warranty or agreement of Buyer contained in or made pursuant to this Agreement, or (iii) any liabilities relating to the Business arising after the Closing Date that relate solely to events occurring after such date.

     6.3 Conditions of Indemnification. The obligations and liabilities of Buyer and Seller as indemnifying parties (each, an "Indemnifying Party") to indemnify Seller and Buyer, respectively (each, an "Indemnified Party"), under
Section 6.2 with respect to Claims made by third parties shall be subject to the following terms and conditions:

          (a) The Indemnified Party shall give the Indemnifying Party prompt notice of any such Claim, and the Indemnifying Party shall have the sole right to undertake the defense thereof by representatives chosen by it.

          (b) If the Indemnifying Party, within a reasonable time after notice of any such Claim, fails to defend any Indemnified Party against which such Claim has been asserted, such Indemnified Party shall (upon further notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim on behalf of and for the account and risk of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Claim at any time prior to settlement, compromise or final determination thereof; and

          (c) Anything in this Section 6.3 to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect an Indemnified Party other than as a result of money damages or other money payments, such Indemnified Party shall have the right, at its own cost and expense, to defend, compromise or settle such Claim; provided, however, that if such Claim is settled without the Indemnifying Party's consent (which consent shall not be unreasonably withheld) such Indemnified Party shall be deemed to have waived all rights hereunder against such Indemnifying Party for money damages arising out of such Claim, and (ii) such Indemnifying Party shall not, without the written consent of such Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment that does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a release from all liability in respect to such Claim.





                                   ARTICLE 7.

                    OTHER OBLIGATIONS OF SELLERS AND BUYER

     7.1 Confidentiality. Seller and Buyer shall hold, and shall cause their respective consultants and advisors to hold, in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of law, all documents and information concerning the other parties furnished to it by any other party or its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information shall be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party or (c) later lawfully acquired from other sources by the party to which it was furnished) , and each party shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with the transactions contemplated by this Agreement. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve confidentiality for its own similar information.

     7.2 Mail Received After Closing. On and after the Closing, Buyer may receive and open all mail addressed to Seller and deal with the contents thereof in its sole discretion to the extent that such mail and contents relate to the Assets, the Business or any of the Assumed Liabilities. Buyer shall deliver to Seller, as applicable, all other mail received that is addressed to Seller or the Company and does not relate to the Assets, the Business or the Assumed Liabilities.

     7.3  Competition.

          (a) Seller acknowledges that Buyer may be seriously damaged if Seller's confidential knowledge of the Business were disclosed to or utilized on behalf of any person, firm, corporation or other business entity that is in competition with Seller, and Seller agrees that it shall not, and shall use commercially reasonable efforts to cause its Affiliates not to, at any time, without the prior written consent of Buyer, disclose or use any such confidential information.

          (b) In furtherance of this Section 7.3 and to secure the interests of Buyer hereunder, Seller agrees that for a period of two years following the Closing Date, it shall not, in the United Kingdom, directly or indirectly, participate in the ownership, management, operation or control of, or have any financial interest in or aid or assist any person in the conduct of, any business (a "Competitive Operation") that competes with the Business as conducted by the Seller at any time or in the United Kingdom; provided, however, that the Seller may acquire an entity that conducts a Competitive Operation where such Competitive Operation accounts for less than 30% of the annual gross revenues or net profits of the entity acquired and the Seller or any of its affiliates may purchase products from a Competitive Operation where such products are for internal use or are incidental to or are an incidental part of products or a portfolio of products to be sold to customers of the Seller or to customers of any Affiliates of Seller.

          (c) If any provision of this Section 7.3 shall be held invalid, such invalidity shall not affect any other provision of this Agreement not held so invalid, and all other such provisions shall continue in full force and effect to the full extent consistent with law. If any such provision shall be held invalid in part, such invalidity shall in no way affect the rest of such provision which, together with all other provisions of this Agreement, shall likewise continue in full force and effect to the full extent consistent with law.

          (d) Seller acknowledges that a violation by it or any of its Affiliates of any of the covenants contained in this Section 7.3 may cause immeasurable and serious damage to Buyer. Seller accordingly acknowledges that Buyer shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any such covenant, without posting a bond or other security, in addition to any other remedies available to Buyer.

          (e) The Seller further acknowledges and covenants with the Buyer that it will not and it will procure that none of its Affiliates will for the period of two years following Closing directly or indirectly solicit, interfere with or endeavour to entice away from the Buyer any of the Employees (whether or not such person would commit any breach of his contract of employment or engagement by reason of leaving the service of the Buyer) nor shall it knowingly employ or aid or assist in or procure the employment by any other person, firm or company or any such person.

          (f) The Seller further acknowledges and covenants with the Buyer that Seller will not at any time following Closing use for any purpose the name "Databit" or any name similar to it or likely to be confused with it (whether alone or in conjunction with any such name).

          (g) The Seller agrees that the covenants in clauses 7.3(e), 7.3(b) and 7.3(f) are reasonable and necessary for the protection of the legitimate interests of the Buyer and that, having regard to those circumstances, those covenants do not work harshly on it.

     7.4 Value Added Tax. The parties to this Agreement intend that Section 49 of the Value Added Tax Act of 1994 and Paragraph 5 of the Value Added Tax (Special Provisions) Order 1992 will apply to the sale of the Business and the Assets and accordingly:

          (a) The Buyer declares their intention to use the Assets in carrying on the Business following Closing;

          (b) The Seller and the Buyer will each use all reasonable endeavors to secure that the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of value added tax;

          (c) The Seller and the Buyer will give notice of the transfer to HM Customs & Excise as required by paragraph 7 of Schedule I to the Value Added Tax Act or by paragraph 4 of the Value Added Tax (General) Regulations 1985 or as otherwise required by law;

          (d) The Seller will on Completion deliver to the Buyer the records referred to in Section 49 of the Value Added Tax Act 1994 and will not at any time make a request to HM Customs & Excise for such records to be taken out of the custody of the Buyer and the Buyer agree to preserve such records for such period as may be required by law and during that period to permit the Seller to inspect them in accordance with the terms of this agreement;

          (e) Buyer declares that it is a taxable person for value added tax purposes;

          (f) The Seller hereby agrees to provide the Buyer within 30 days of a written request being made by the Buyer with such information (in writing) as the Buyer may require to enable the Buyer to establish the Seller's input tax recovery position in relation to the Assets under Part VA of the Value Added Tax (General) Regulations 1985 as amended ("the VAT Regulations") up to Closing (including details of the relevant values of taxable grants and supplies of goods and services made or to be made to the Seller on or before Closing for or in connection with the acquisition of any Asset and the amount of input tax claimed by the Seller in the first and subsequent intervals under the VAT Regulations) and to enable the Buyer to monitor the same and to make any necessary adjustments under the VAT Regulations in relation to such input tax after the date hereof and the Seller hereby warrants that to the best of its knowledge and belief such information will, when it is provided, be true and accurate in all respects and hereby acknowledges that the Buyer will rely upon such information in complying with the VAT Regulations in respect of any future disposal, transfer, dealing or use of the Assets; and

          (g) If value added tax should be held to be chargeable on the sale under this agreement or on any part of it then the Buyer agree that the value added tax will be in addition to the Consideration and the Buyer will (against delivery of proper tax invoices) pay the amount of any such value added tax.

     7.5 Directorship. Until Buyer pays all of the principal amount of the Note, and all accrued interest due thereunder, Buyer shall use commercially reasonable efforts to cause one nominee, as selected by the Seller, to be elected to, and to serve on, the Board of Directors of CTIG. Seller hereby selects William Driscoll as its initial nominee.

     7.6 Nominee Share. Seller shall use its best efforts to cause the Nominee Share to be transferred to the Buyer, at Seller's sole cost and expense, as soon as practicable after Closing.

     7.7 Books and Records. Buyer shall provide Seller access, upon reasonable notice and during normal business hours, to the Books and Records of the Business for six years after the date of Closing. Seller shall provide Buyer access, upon reasonable notice and during normal business hours, to any Books and Records of the Business not delivered to the Buyer pursuant to this Agreement for six years after the date of Closing.

                                   ARTICLE 8.

                       CONDITIONS TO OBLIGATIONS OF BUYER

     The obligations of Buyer under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     8.1 Representations and Warranties. The representations and warranties of Seller contained herein, and the statements contained in any schedule, instrument, list, certificate or writing delivered by Seller pursuant to this Agreement shall be true, complete and accurate as of the date when made and as of the Closing Date as though such representations and warranties were made at and as of such dates, except for any changes expressly permitted by this Agreement.

     8.2 Performance. Seller shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

     8.3 No Proceeding or Litigation. There shall not be threatened, instituted or pending any suit, action, investigation, inquiry or other proceeding by or before any court or governmental or other regulatory or administrative agency or commission requesting or looking toward an order, judgment or decree that could have a material adverse effect on the operations, condition (financial or otherwise), liabilities, assets, earnings or prospects of the Business.

     8.4 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

     8.5 Documents. The Related Instruments and all other documents to be delivered by Seller or the Company to Buyer at the Closing shall be in the form as agreed hereunder.

     8.6 Consents and Approvals. All licenses, permits, consents, approvals and authorizations of all third parties and governmental bodies and agencies shall have been obtained that are necessary, in the opinion of counsel to Buyer, in connection with (a) the execution and delivery by Seller of this Agreement or the Related Instruments, (b) the consummation by Seller of the transactions contemplated hereby or thereby, (c) the ownership and operation by Buyer of the Assets or (d) the conduct by Buyer of the Business as conducted on the date hereof, and copies of all such licenses, permits, consents, approvals and authorizations shall have been delivered to Buyer.

     8.7 Adverse Change. No material loss, damage or destruction to the Assets shall have occurred between the date of this Agreement and the Closing Date.

                                   ARTICLE 9.

                      CONDITIONS TO OBLIGATIONS OF SELLERS

     The obligations of Seller under this Agreement are subject to the satisfaction, at or before the Closing, of each of the following conditions:

     9.1 Representations and Warranties. The representations and warranties of Buyer contained herein shall be true, complete and accurate as of the date when made and at and as of the Closing Date as though such representations and warranties were made at and as of such date, except for any changes expressly permitted by this Agreement.

     9.2 Performance. Buyer shall have performed and complied in all material respects with all agreements, obligations and conditions required by this Agreement to be so performed or complied with by it at or prior to the Closing.

     9.3 No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.

                                  ARTICLE 10.

                                 MISCELLANEOUS

     10.1 Commissions. Each of the parties hereto shall pay or discharge, and shall indemnify and hold the others harmless from and against, all claims or liabilities for brokerage commissions or finder's fees incurred by reason of any action taken by it.

     10.2 Expenses; Taxes, Etc. Except as otherwise provided herein, each party hereto shall pay all fees and expenses incurred by it in connection with this Agreement.

     10.3 Further Assurances. From time to time, at Buyer's request and without further consideration, Seller shall execute and deliver to Buyer such documents and take such other action as Buyer may reasonably request in order to consummate more effectively the transactions contemplated hereby and to vest in Buyer good and valid title to the Assets.

     10.4 Parties in Interest. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. The rights and obligations of Buyer and Sellers hereunder may not be assigned without the consent of the other.

     10.5 Entire Agreement, Amendments and Waiver.

          (a) This Agreement, the exhibits, the schedules and other writings referred to herein or delivered pursuant hereto that form a part hereof contain the entire understanding of the parties with respect to its subject matter. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter.

          (b) This Agreement may be amended only by a written instrument duly executed by the parties. Any condition to a party's obligations hereunder may be waived in writing by such party to the extent permitted by law.

     10.6 Headings. The Article and Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.7 Notices. All notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, by telex or facsimile transmission or mailed (registered or certified mail, postage prepaid, return receipt requested) as follows:

If to Buyer to:  CTI Data Solutions (International) Ltd.
                 c/o CTI Group (Holdings) Inc.
                 901 South Trooper Road
                 P.O. Box 80360
                 Valley Forge, Pennsylvania 19484 (USA)
                 Attention:  Anthony Johns
                 Facsimile No.:  (610) 666-7707

with copies to:  Klehr, Harrison, Harvey, Branzburg & Ellers
                 1401 Walnut Street
                 Philadelphia, PA 19102 (USA)
                 Attention: Barry J. Siegel, Esquire
                 Facsimile No.:  (215) 568-6603

If to Parent     Siemens plc
 or to Company:  Siemens House
                 Oldbury, Bracknell
                 Berkshire, R 912 8FZ (England)
                 Attention:  James Loughery
                 Facsimile No.: 011-44-1344-396020

or to such other address as the person to whom notice is to be given may have previously furnished to the others in writing in the manner set forth above, provided that notice of a change of address shall be deemed given only upon receipt.

     10.8 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the England without regard to its or any other jurisdiction's conflicts of law rules. Each party hereto agrees to submit to personal jurisdiction and to waive any objection to venue in the England and further agrees that service of process in any action arising out of or relating to this Agreement shall be effective if mailed to such party at the address specified herein.

     10.9 Third Parties. Nothing herein expressed or implied is intended or shall be construed to confer upon or give to any person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     10.10 Counterparts. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     10.11 Certain Defined Terms. As used in this Agreement, the following terms have the meanings indicated:

          "Affiliate" of a specified person means a person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the person specified.

          "including" means including but not limited to.

          "Subsidiary" of a person or entity means any corporation (a) of which such person or entity directly or indirectly owns or controls at the time outstanding shares of stock or other equity securities that have in ordinary circumstances (not dependent upon the happening of a contingency) voting power to elect a majority of the board of directors of such corporation, or (b) of which shares of stock or other equity securities of the character described in the foregoing clause (a) shall at the time be owned or controlled directly or indirectly by such person or entity and one or more of its Subsidiaries or by one or more of its Subsidiaries.

     10.12 Guarantee. CTIG guarantees the prompt and complete performance of the obligations of Buyer under this Agreement.


                                  ARTICLE 11.

                              PROPERTY PROVISIONS

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

               11.1 Definitions. In this Article XI unless the context otherwise admits the following words and expressions shall have the meanings set out below:

          "Consent" shall mean the written consents granted by each of the Reversioners to the assignment as appropriate of each of the Leases to the Buyer as required by the terms of the Leases;

          "the First Lease" means a lease which the Seller is endeavoring to negotiate with Ekman Cleave Limited for the letting to the Seller of the First Property such lease to be in the form of the draft annexed hereto as Exhibit F1 and for the term and subject to the rents and conditions therein contained;

          "the First Property" means the ground floor offices at Ekman Cleave House 854 Brighton Road Purley in the London Borough being the whole of the premises to be comprised in and demised by "the First Lease";

          "General Conditions" shall mean the National Conditions of Sale (20th Edition)

          "the Leases" means collectively the First Lease and the Second
Lease;

          "the Properties" means collectively the First Property and the Second Property;

          "Property Completion Date" shall means the date five working days after the date of grant of the Leases or (if later) the date five working days after all the Consents have been received;

          "Reversioner" shall mean each of the landlords and others for the time being entitled to a reversion (including Ekman Cleave Limited) under any of the Leases or any superior leases or other persons from whom consent is required for the assignment of the Leases;

          "the Second Lease" means a lease which the Seller is endeavouring to negotiate with Ekman Cleave Limited for the letting to the Seller of the Second Property such lease to be in the form of the draft annexed hereto as Exhibit F2 and for the term and subject to the rents and conditions therein contained;

          "the Second Property" means the first floor offices at Ekman Cleave House aforesaid being the whole of the property to be comprised in and demised by "the Second Lease";

          "Special Conditions" means the conditions contained in this
Article XI (other than the General Conditions) in this Agreement;


11.2      Agreement to Assign.

          11.2.1 Subject to the provisions of this Article XI the Seller agrees to assign the First Lease and the Second Lease to the Buyer which assignments the Buyer will accept.

          11.2.2 The Seller agrees to use all reasonable endeavours to secure the grant to it of the First Lease and the Second Lease as soon as reasonably possible PROVIDED THAT the Seller will not be liable under the provisions of this clause to pay any

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


          fine, premium or costs to the landlord or any other party to secure the grant of the Leases.

11.3      General Conditions.

          11.3.1 The General Conditions shall be deemed to be incorporated herein insofar as they are applicable to a sale by private treaty and are not varied by or inconsistent with the Special Conditions and for the interpretation of this Agreement and, in particular, this
          Schedule:

               (i) where the Special Conditions conflict with the General Conditions the Special Conditions shall prevail; and

               (ii) General Conditions 2; 3, 8(1)(ii) and (iii), 10, 11(7), 13(3) 15(2) 20 and 21 shall be deemed deleted

11.4      Occupation of the Properties by the Buyer

          11.4.1 From the Completion Date the Seller shall permit the Buyer only to occupy each of the Properties as licensee and the Buyer shall in relation to each of the Properties from that date until the Property Completion Date:

               (i) pay to the Seller by way of licence fee an amount equal to all rents and other outgoings or expenses payable in respect of the use and occupation of the Properties and any such sums as may become due under the Leases thereof or otherwise in respect of the Properties together with any amounts in respect of value added tax thereon (apportioned as from the Completion Date) and indemnify the Seller and on demand in respect thereof;

               (ii) observe and perform the covenants obligations and stipulations on the part of the tenant contained or to be contained in the Leases and indemnity the Seller against all costs, claims, proceedings, damages, losses and actions arising out of any breach of the lessee's covenants to be contained in the Leases whether by virtue of the licence for occupation granted by this clause or otherwise.

          11.4.2 If at any time prior to completion of the assignment of the Leases a Reversioner lawfully demands that the Buyer vacates the Properties or either of them, the Buyer will immediately upon such demand vacate the Properties and yield up the same to the Seller or (if required) the Reversioner and in either case in the state of repair and condition as would be required in the event of the Properties being yielded up at the end of the term in accordance with the covenants contained in or to be contained in the Leases.

          The Buyer acknowledges that the Seller has no right, title or interest in the Properties which entitles the Seller to possession of the Properties or to grant permission

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

          for the Buyer to occupy the Properties.

11.5      Application for Consent.

          11.5.1 The Seller shall apply to the Reversioners for the Consents and shall expeditiously and diligently pursue such application and use all reasonable endeavours to obtain the same.

          11.5.2 The Buyer shall supply to the Seller such information and references and legal opinions as the Reversioners may reasonably require and shall comply with all the lawful requirements of the Reversioner where appropriate to facilitate the grant of the Consents including, without limitation, entering into a deed or agreement with the Reversioners containing direct covenants by the Buyer and by any guarantor lawfully required by any Reversioner with the Reversioner or provide such other security as the Reversioner may lawfully require for the observance and performance of the obligations of the tenant under the Leases and the Seller shall (if required by a Reversioner) enter into authorized guarantee agreements as required by clause 4.1 of the Leases.

          11.5.3 The Seller and the Buyer shall keep the other fully and promptly informed of progress in connection with obtaining each Consent.

          11.5.4 The Buyer and the Seller shall each bear their own costs in respect of the application for the Consent and the Seller shall bear the reasonable and proper costs of the Reversioner in respect of the grant of the Consent.

          11.5.5 It is confirmed and agreed that save to the extent as may be required by the Leases and by the provisions of 11.5.4 of this
          Article XI the Seller will not be obliged:

               (i) to make any payments of money or give any other consideration to the Reversioners for the Consents; or

               (ii) take any action against the Reversioners to obtain a declaration from the Court that consent is being unreasonably withheld or delayed; or

               (iii) be obliged to accept from the Reversioners any Consent subject to any conditions which the Seller considers unreasonable.

          11.5.6  In the event of:

               (i) the Leases not being granted within six months after the date hereof; or

               (ii) the Consents not being issued within six months after the date hereof; or

               (iii) the Consents at any time being refused; or

               (iv) the Consents being given or offered on terms and conditions which the

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

               Seller acting reasonably, considers to be unreasonable,

     either the Seller or the Buyer may by written notice served on the other party rescind the agreement set out above for the assignment of the Leases to the Buyer in which event the Buyer will within one month of the service of the notice yield up the Properties to the Seller in the manner required by the provisions of clause 11.4.2 of this Article XI hereof PROVIDED THAT any rescission by virtue of this clause shall be without prejudice to the rights of either party in respect of any antecedent breach.

11.6      Completion of Assignment of the Properties.

          11.6.1 Completion of the assignment of each of the Properties shall take place on the Property Completion Date.

          11.6.2 Completion shall take place at Siemens House Bracknell RG12 8FZ or at such other place as the Seller's solicitors may direct and the Buyer's solicitors may agree).

11.7      Assurances.

          11.7.1 The assignments of the Buyer of the Leases shall contain covenants by the Buyer for the future observance and performance of the covenants in the Leases such assignments to be in the forms of the assurances attached as Exhibit G and shall be executed in duplicate one of which is to be retained by the Seller;

          11.7.2 In the event of any of the Reversioners requiring any guarantees in respect of the Buyer's performance of the covenants in the leases the same guarantors shall give guarantee covenants to the Seller in similar form to those as may be required by the Reversioners.

11.8      Agency Appointment.

          11.8.1 With effect from the date of the completion of the assignment to the Buyer of the Leases the Buyer irrevocably appoints the Seller as agent for the Buyer for the purpose of serving notices of determination in accordance with clause 7 of each of the Leases which notices the Seller is hereby authorized to serve upon the landlord at any time and calling for determination of the terms created by the Leases on any date as permitted by the Leases.

          11.8.2 The Buyer will at any time upon demand from the Seller supply the Seller with sufficient evidence to demonstrate that the Buyer is paying the rents received by the Leases and otherwise performing the obligations of the tenant under each of the Leases and will, if requested by the Seller, permit the Seller to enter and inspect the Properties to ascertain whether the obligations under the Leases are being complied with.

11.9      Title.

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



          Title to the Properties shall  be deduced to the Buyer by
          production to it's  solicitors of the Leases.   The Buyer shall
          not be entitled to have deduced any superior titles and shall raise no objections or requisitions with regard thereto.

11.10     Title Guarantee.

          The Assignments shall be made with limited title guarantee but the Seller shall not be liable for the breach of any covenant or condition in the Leases and relating to the state or condition of the Properties.

11.11     Matters affecting the Properties.

          The Properties will be assigned to the Buyer subject to the following matters so far as they relate to the Properties and are still subsisting and capable of taking effect at the relevant Property Completion Date:

               (i) any matters contained in or referred to in the Leases or the Leasehold Documents;

               (ii) all rights of way light and air support drainage and other rights easements quasi-easements liabilities and public or private rights whatsoever and to any liability to repair or contribute to the repair of sewers drains pipes party structure and other like matters;

               (iii) all matters in the nature of overriding interests as set out in section 70(1) of the Land Registration Act 1925 (as amended) which affect the Properties;

               (iv) all Local Land Charges (whether or not registered before the date of this Agreement) and all matters capable of registration as Local Land Charges (whether or not actually registered);

               (v) all notices served and orders demands proposals or requirements made by any local or other public or competent authority; and

               (vi) all actual or proposed orders directions plans notices instruments charges restrictions conditions agreements or other matters arising under any statute relating to town and country planning and any laws and regulations intended to control or regulate the construction demolition alteration or change of use of land or buildings or to preserve or protect the environment.

11.12          Buyer' Knowledge.

               The Buyer acknowledges that it has made all searches enquiries and inspections which a prudent Buyer would make and buys subject to any matters which are or would be revealed.

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

               The Buyer shall be deemed to purchase with full knowledge and notice of the matters aforesaid and shall not raise any objection or requisition whatsoever in respect of the same.

11.13          Condition of Property.

               The Properties are sold in their respective current state of repair and condition and the Seller shall not be liable for any loss cost expense or liability arising from the state of repair or condition of the properties or their previous use and any covenants which might be implied in the transfer or assurance of the Properties shall not be deemed to imply that the covenants or conditions contained in the Lease concerning the state and condition of the Properties have been performed.

11.14          Dealings.

               Neither the Seller nor the Buyer shall without the consent of the other complete nor permit completion (or purport to do the same) of any underlease tenancy concession agreement licence to occupy or other agreement or dealing in respect of the Properties or any part thereof after the date hereof.

11.15          Dilapidations Indemnity.

               The Buyer agrees to indemnify the Seller against all actions, proceedings, costs, claims and demands which may be made against the Seller in respect of any breach by the Seller of the covenants and conditions contained in the two leases each dated January 23, 1996 between Ekman Cleave Limited (1) and the Seller (2) of the First Property and the Second Property, respectively, and where such covenants and conditions relate to the state of repair and condition of the Properties.

                            [Signature Page Follows]

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

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of Buyer and Seller on the date first written above.

                                       SIEMENS PLC



                                       By: /s/ John H. Whitehead
                                           -----------------------------
                                       Name: John H Whitehead
                                       Title:    Corporate Controller



                                       CTI DATA SOLUTIONS (INTERNATIONAL) LTD.



                                       By: /s/ Anthony Johns
                                           -----------------------------
                                       Name: Anthony Johns
                                       Title:   Chairman



                                       For purposes of Section 10.12 of
                                       this Agreement:
                                       CTI GROUP (HOLDINGS), INC.


                                       By: /s/ Anthony Johns
                                           -----------------------------
                                       Name: Anthony Johns
                                       Title:   Chairman/C.E.O.

                                       34